                                   EXHIBIT 21





LISTING OF SUBSIDIARIES:


       Syms Advertising, Inc.
       SYI, Inc.
       SYL, Inc.
       Generic Products Inc.
       The Rothchilds Haberdashery Ltd.
       Syms Clothing Inc.